Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-108839-02.

From: [personal identifying information redacted]
Sent: Friday, December 09, 2005 3:14 PM
To: undisclosed-recipients
Subject: New Issue Info: $2.63Bln BSCMS 2005-PWR10 [Pricing Details]

CMBS New Issue: $2.63Bln BSMCS 2005-PWR10 [Pricing Details]

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P/Fitch

Structure:
          Rating
Class Face($mm) (S&P/Fitch) WAL  Spread  Yield  Cpn  Duration
Price
A1  118.500  AAA / AAA  2.99  S+10  4.9933  5.085  2.674
100.24951
A2  139.400  AAA / AAA  4.87  S+22  5.1637  5.270  4.194
100.54626
A3  59.400  AAA / AAA   6.56  S+34  5.3269  5.395  5.392
100.54885
AAB  171.000  AAA / AAA  7.29  S+32  5.3245  5.382  5.865
100.54612
A4  1,049.504 AAA / AAA  9.70  S+31  5.3723  5.405  7.370
100.54480
A1A  305.771  AAA / AAA **NOT OFFERED**
AM  263.368  AAA / AAA  9.98  S+35  5.4189  5.449  7.512
100.54484
AJ  210.695  AAA / AAA 9.98  S+44  5.5089  5.464  7.482
100.54866
B  19.752  AA+ / AA+  9.98  S+47  5.5389  5.480 7.474
100.44495
C  29.629  AA / AA  9.98  S+49  5.5589  5.480  7.472
100.29450
D  23.045 AA- / AA-  9.98  S+51  5.5789  5.480  7.469
100.14434
E  16.460  A+ / A+  9.98  S+55 5.6189  5.480  7.463
99.84484
F  26.337  A / A  9.98  S+60  5.6689  5.480  7.457
99.47204
*G  26.337  A- / A-  9.98  S+68  5.7489  5.480  7.446
98.87914
*H  29.629  BBB+ / BBB+ 10.05  S+100  6.0708  5.480  7.441
96.52521
*J  26.337  BBB / BBB  11.82  S+120  6.3141 5.480  8.280
94.30999
*K  36.213  BBB- / BBB-  14.47  S+175  6.9174  5.480  9.319
88.46404
*X1  2,633.680**  AAA / AAA   T+425@100CPY   0.03736 .45819
*X2 2,563.817**  AAA / AAA    T+85   0.05946
..50302
 * Subject to Rule 144A
** Notional Balancance

For classes AJ, B, C, D, E, F, G, H, J, K, X1 and X2, Coupon is initial only

Other Details:
- Dated Date:      December 1, 2005
- Legal Final      December 11, 2040
- 1st Coupon Date  January 11, 2006
- Settlement:      December 20,2005

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.